Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of the16th day of August, 2010 (the “Effective Date”), is made by and between TNP ACQUISITIONS, LLC, a Delaware limited liability company, having an address c/o Thompson National Properties, LLC, 1900 Main Street, Suite 700, Irvine, CA 92614 (“Purchaser”) and 525, 605, 655, 675, 715, 725, 755, 775 & 785 WEST CRAIG ROAD HOLDINGS, LLC, a Maryland limited liability company, having an address at c/o CWCapital Asset Management LLC, 701 13th Street, NW, Suite 1000, Washington, DC 20005 (the “Seller”).

RECITALS:

R-l. Seller desires to sell certain improved real property commonly referred to as Craig Promenade and located at 655 W. Craig Road, North Las Vegas, Clark County, Nevada 89032, along with certain related property described below, and Purchaser desires to purchase such real and other property from Seller.

R-2. Seller and Purchaser, intending to be bound by this Agreement, desire to set forth herein the terms, conditions and agreements under and by which Seller shall sell and Purchaser shall purchase the property described below.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. THE PROPERTY.

1.1 Description. Subject to the terms and conditions of this Agreement, and for the consideration set forth herein, Seller hereby agrees to sell, assign and convey, and Purchaser hereby agrees to purchase and acquire, all of Seller’s right, title and interest, if any, in and to the following (collectively, the “Property”):

1.1.1 That certain parcel of land located in Clark County, Nevada, having a street address of 655 W. Craig Road, North Las Vegas, Nevada 89032, and being more specifically described on Schedule 1.1.1, attached hereto (the “Land”) along with all buildings (the “Building”) together with all other improvements, parking facilities and fixtures located on the Land (the Building and any and all other improvements located on the Land are hereinafter referred to collectively as the “Improvements”) and all easements, hereditaments, appurtenances, development rights, and other benefits, if any, pertaining to or affecting the Land (collectively, the “Easements”). The Land, Building, Improvements and Easements are hereinafter collectively referred to as the “Real Property”;

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1.1.2 All furniture, furnishings, fixtures, equipment and other tangible personal property affixed to and/or located at the Real Property and used in connection with the Real Property, or replacements of those items permitted pursuant to this Agreement (the “Personal Property”);

1.1.3 Any and all Leases, including amendments thereto (as defined in Section 4.6) and Contracts (as defined in Section 3.7) in effect on the Closing Date, any and all permits and any and all warranties, telephone exchange numbers, building permits, certificates of occupancy and other permits, architectural or engineering plans and specifications and development rights that exist as of the Closing Date and relate to the Real Property or the Personal Property and the rights, if any, owned by Seller to the name “Craig Promenade” (the “Intangible Property”).

1.2 Agreement to Convey. Seller agrees to sell and convey, and Purchaser agrees to purchase and accept, on the Date of Closing (defined in Section 2.4, below): (a) fee title to the Land and the Improvements by way of a Grant, Bargain and Sale Deed, to be executed and delivered by Seller in respect to the Real Property, and which shall be subject to the Permitted Exceptions (defined in Section 3.8, below) affecting or encumbering the Real Property; and (b) the remainder of the Property, by way of the assignment and assumption agreements, a quitclaim bill of sale and other instruments of conveyance described in this Agreement.

2. PURCHASE PRICE AND PAYMENT.

2.1 Purchase Price. The purchase price for the Property (the “Purchase Price”) is THIRTEEN MILLION THREE HUNDRED THOUSAND and NO/100 U.S. Dollars ($13,300,000.00).

2.2 Deposit.

2.2.1 Initial Deposit. Within two (2) business days following the Effective Date Purchaser shall, by federal wire transfer or other immediately available funds, deposit the sum of ONE HUNDRED THOUSAND and NO/100 U.S. Dollars ($100,000.00) (the “Initial Deposit”) into the escrow account of the Title Company (defined in Section 2.4, below). If Purchaser does not make the Initial Deposit in accordance with the foregoing, by 5:00 p.m. local Las Vegas time, this Agreement shall automatically terminate and neither party shall thereafter have any further rights, obligations or liability hereunder, except as otherwise expressly set forth herein. Once posted, the Initial Deposit shall be non-refundable, subject only to the provisions of Section 3.4, Section 3.5, Section 6.1, Section 9, Section 10.1 and Section 10.4 hereof.

2.2.2 Due Diligence Deposit. If Purchaser does not terminate this Agreement in accordance with Section 3.6, below, then within one (1) business day following expiration of the Due Diligence Period (the “Due Diligence Deposit Date”), Purchaser shall, by federal wire transfer or other immediately available funds, deposit the additional sum of ONE HUNDRED THOUSAND and NO/100 U.S. Dollars ($100,000.00) (the “Due Diligence Deposit”) into the escrow account of the Title Company. If Purchaser does not make the Due

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Diligence Deposit in accordance with the foregoing, by 5:00 p.m. local Las Vegas time as set forth in this Section 2.2.2, this Agreement shall automatically terminate and Seller may retain the Initial Deposit. Once posted, the Due Diligence Deposit shall be non-refundable, subject only to the provisions of Section 3.4, Section 3.5, Section 6.l, Section 9, Section 10.1 and Section 10.4 hereof.

2.2.3 Maintenance of Deposit. The Initial Deposit shall be held by the Title Company in an interest-bearing account. All interest earned on the Initial Deposit shall be added to the principal held in the escrow and shall constitute a part of the Deposit (hereinafter defined). The term “Deposit” as used herein shall mean the Initial Deposit, the Due Diligence Deposit and any additional deposits as are described herein, and all interest earned thereon. Interest earned on the Deposit shall be deemed earned by Purchaser. Provided that Purchaser has not terminated this Agreement pursuant to Section 3.6 below, the Deposit shall become non-refundable, subject only to the provisions of Section 6.1, Section 9, Section 10.1 and Section 10.4 hereof.

2.3 Payment. Purchaser shall pay to Seller the Purchase Price, on or before 5:00 p.m., local Las Vegas time, on the Date of Closing, by causing the Title Company to wire the Purchase Price in immediately available funds to such bank account(s) as Seller may designate; provided, however, that Purchaser acknowledges that if such funds are not wired to Seller for receipt prior to the wiring deadline for banks on the East coast on the Date of Closing, then the Property shall not be turned over to Purchaser until confirmation from Seller’s bank of actual receipt of such funds. The Deposit shall be paid by the Title Company to Seller at Closing and credited against the Purchase Price. The Purchase Price shall also be subject to further adjustments for prorations and credits required to be made in accordance with Section 7, below.

2.4 Closing. The purchase and sale of the Property shall be consummated at closing (the “Closing”) in escrow through the Title Company on the date (the “Date of Closing” or “Closing Date”) which is thirty (30) days after expiration of the Due Diligence Period. Closing shall occur on or prior to 5:00 p.m. local Las Vegas time, on the Date of Closing by mail (as set forth in Section 8.4) at the offices of First American Title Insurance Company, National Commercial Services, 1801 K Street, NW, Suite 200-K, Washington, D.C. 20006, Attn: Brian Lobuts (the “Title Company”), or at such other time and place as may be agreed to in writing by Seller and Purchaser. Notwithstanding the foregoing, Title Company shall work with the following local office in connection with the Closing:

Ryan Hahn, CSEO

Certified Senior Escrow Officer

First American Title Insurance Company

5 First American Way

Santa Ana, CA 92707

(714) 250-8394

(877) 372-0261/fax

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3. INSPECTIOINS AND APPROVALS.

3.1 Inspections. Purchaser shall have a period of time commencing on the Effective Date and expiring at 5:00 p.m., local Las Vegas time, on that day which is the: (i) twenty-first (21st) day following the Effective Dale (the “Title/Survey Period”) in which to review title and survey matters as set forth in Section 3.4 and Section 3.5 of this Agreement; and (ii) fifteenth (15th) day following the Effective Date (the “Due Diligence Period”), in which to conduct the other inspections and studies described in this Section 3.

3.2 Access to the Property and Indemnification by Purchaser. During the Due Diligence Period, Seller shall permit Purchaser and Purchaser’s agents and representatives access to the Land and Improvements for the purpose of conducting such physical and environmental inspections of the Land and Improvements (collectively, the “Inspections”) as Purchaser shall deem necessary to determine the feasibility of the Land and Improvements for Purchaser’s intended use. Before Purchaser enters the Land and Improvements to perform Inspections, Purchaser shall give Seller one (1) day advance notice and, at Seller’s option, a representative of Seller may accompany Purchaser and/or Purchaser’s representative. Purchaser agrees to be solely responsible for the conduct of Purchaser’s representatives on and adjacent to the Land and Improvements and shall assume and pay for all expenses incurred in connection with the Inspections. At all times during the presence of Purchaser or Purchaser’s representatives on the Land and Improvements, Purchaser agrees that Purchaser will not allow, and Purchaser’s representatives will not conduct, any physically invasive testing of, on, or under the Land or Improvements without first obtaining Seller’s written consent. Purchaser agrees to return the Land and Improvements to substantially the same condition and cleanliness existing before entry and/or occupation by Purchaser’s representatives, including, but not limited to, sealing wells or other similar subsurface investigations. Purchaser shall use reasonable efforts to minimize interference with Seller’s and any tenants’ use and occupancy of the Building. Purchaser shall keep confidential the information resulting from the Inspections. Purchaser may disclose confidential information to Purchaser’s representatives to the extent each needs to know confidential information for the sole purpose of evaluating the Land and Improvements, provided Purchaser takes all reasonable measures to assure that Purchaser’s representatives keep such information confidential. Purchaser shall indemnify, defend and hold Seller harmless from any loss, injury, liability, damage or expense, including reasonable attorneys’ fees and costs, directly caused by Purchaser, which Seller may incur as a result of (a) any act or omission of Purchaser or its agents or representatives arising in connection with any tests or inspections conducted by Purchaser or its agents or representatives, or (b) the failure of Purchaser to restore the Property in accordance with this Section 3.2; provided, however, that Purchaser shall not be required to indemnify Seller if and to the extent that any such loss, injury, liability, damage or expense was caused by the negligence or misconduct of Seller, its employees or its agents. The foregoing shall survive termination of this Agreement or the Closing, as applicable for a period equal to the applicable statute of limitations. Furthermore, Purchaser shall, at its sole expense, keep and maintain a policy of comprehensive public liability insurance with a contractual liability endorsement that covers Purchaser’s indemnity obligation set forth above. This insurance policy shall name Seller, Seller’s sole Member and CWCapital Asset Management LLC (“CWCapital”) as an additional insured and afford protection in limits of not less than One

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Million Dollars ($1,000,000) for bodily injury or death in any one accident, and not less that One Million Dollars ($1,000,000) for property damage. All insurance shall be effected under standard form policies, issued by insurers of recognized responsibility authorized to do business in the state in which the Property is located and having a national rating of A-XI or better. Prior to entering onto the Property to conduct the Inspections, Purchaser shall deliver to Seller certificates of such insurance coverage and, not less than thirty (30) days before the expiration of the policy, a certificate of the renewal of such coverage accompanied by evidence reasonably satisfactory to Seller of payment of premiums therefore. In addition, the insurance shall be primary, non-contributing, and contain a waiver of subrogation in favor of Seller, Seller’s sole member and CWCapital.

Notwithstanding the foregoing, Purchaser shall not directly contact any tenant or its employees without the prior written approval of Seller which shall not be unreasonably withheld, conditioned, or delayed.

3.3 Inspection of Documents. Within three (3) business days after the Effective Date, Seller shall make available to Purchaser or its representative, for inspection and copying, at the Building or some other location mutually convenient to the parties (including without limitation via a “war room” provided by the broker), the Property information materials relating to the Land and Improvements set forth on Schedule 3.3 attached hereto (“Property Documents”), to the extent such Property Documents are within CWCapital’s possession or control.

3.3.1 Purchaser acknowledges, understands and agrees that the Property Documents may have been prepared by parties other than Seller and that Seller makes no representation or warranty whatsoever, express or implied, as to the completeness, content or accuracy of the Property Documents. Purchaser specifically releases Seller from all claims, demands, causes of action, judgments, losses, damages, liabilities, costs and expenses (including without limitation attorney’s fees whether suit is instituted or not), whether known or unknown, liquidated or contingent (collectively “Claims”) asserted against or incurred by Purchaser by reason of the information contained in, or that should have been contained in, the Property Documents. The provisions of this Section 3.3.1 shall survive Closing, or the early termination of this Agreement.

3.4 Survey.

3.4.1 Purchaser has ordered, at its sole cost and expense, a new survey of the Real Property (the “Survey”). Purchaser shall deliver a copy of the Survey to Seller promptly following receipt. On or before the expiration of the twentieth (20th) day after the Effective Date, Purchaser shall deliver to Seller by 5:00 p.m., local Las Vegas time, in writing, any objections to any matters shown on the Survey (such matters being objected to by Purchaser being hereinafter referred to as “Survey Objections”), which objections shall be delivered simultaneous with any objection to the Title Commitment delivered pursuant to Section 3.5 (“Objection Letter”). Purchaser’s failure to timely object to any Survey Objections shall be deemed to constitute Purchaser’s approval thereof. If Purchaser timely objects to any matters

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shown on the Survey, then Seller shall have the right, but not the obligation, to agree in writing as set forth in Section 3.4.2 below, to cure before Closing such objections, or to decline to cure such objections. Any Survey Objection in the Objection Letter relating to insufficient access, easements running under any building at the Property, or other matter which materially adversely affects Purchaser’s ability to conduct business at the Property, and which Seller has elected (or has been deemed to have elected) not to cure (which cure may include obtaining a title endorsement) shall herein be referred to as a “Survey Defect.

3.4.2 Seller shall have until 5:00 p.m., local Las Vegas time, on the date which is one (1) business day after receipt of the Objection Letter (the “Cure Date”) to agree in writing to cure before Closing, or decline to cure, the Survey Objections in a manner acceptable to Purchaser. If Seller elects not to cure the Survey Objections, or fails to timely respond to Purchaser’s Objection Letter, Seller shall be deemed to have elected not to cure the Survey Objections, in which event Purchaser shall, on or before the expiration of the Title/Survey Period, either: (i) terminate this Agreement by delivery of written notice to Seller and Title Company, whereupon Title Company shall release the Initial Deposit to Seller unless the matter Seller elects not to cure is a Survey Defect as hereinafter defined (in which event the Deposit shall be released to Purchaser); or (ii) waive in writing its objection to the Survey Objections. Purchaser’s failure to timely deliver to Seller and Title Company a written notice of termination or waive its objection to the Survey Objections shall be deemed to constitute Purchaser’s waiver of such objections.

3.5 Title Commitment.

3.5.1 Seller has, at Purchaser’s sole cost and expense, ordered from Title Company, a Commitment for Title Insurance (the “Title Commitment”), setting forth the status of title to the Land and all exceptions which would appear in an Owner’s Policy of Title Insurance, specifying the Purchaser as the named insured and showing the Purchase Price as the policy amount. Purchaser shall, on or before 5:00 p.m., local Las Vegas time on the twentieth (20th) day after the Effective Date, deliver to Seller in writing any objections to matters shown in the Title Commitment (such matters being objected to by Purchaser being hereinafter referred to as “Title Objections”), Purchaser’s failure to timely object to any such matters shall be deemed to constitute Purchaser’s approval of same, and such shall then become “Permitted Exceptions”, If Purchaser timely objects to any item set forth in the Title Commitment, then Seller shall have the right, but not the obligation, to attempt to cure or cause to be cured before Closing such disapproved item. Notwithstanding the foregoing, if the Title Commitment shows that any of the following documents (creating the lien that was foreclosed) encumber the Real Property: (i) Deed of Trust recorded November 16, 2006, in Book 20061116 as Instrument No. 0003638 (as amended and/or assigned); and (ii) Assignment dated November 16, 2006 in Book 20061116 as Instrument No. 0003639 (as amended and/or assigned) (collectively, the “Loan Documents”), then Seller agrees to cause such Loan Documents to be released as of the Closing Date. Seller shall have until 5:00 p.m. local Las Vegas time on the Cure Date to agree in writing to cure before Closing such Title Objections. If Seller elects not to cure, or fails to timely respond to Purchaser’s objections, Seller shall be deemed to have elected not to cure the Title Objections, in which event Purchaser shall, on or before the expiration of Title/Survey Period, either (i)

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terminate this Agreement by delivering to Seller and Title Company a written notice of termination, whereupon Title Company shall release the Initial Deposit to Seller unless the matter Seller elects not to cure is a Title Defect as hereinafter defined (in which event the Deposit shall be released to Purchaser), or (ii) waive in writing its objection to the disapproved items, which shall then become Permitted Exceptions. Purchaser’s failure to timely deliver to Seller and Title Company a written notice of termination or waiver of its objection to the disapproved items shall be deemed to constitute Purchaser’s waiver of its objection to said items and such items shall become Permitted Exceptions. Any Title Objection in the Objection Letter relating to an encumbrance shown on the Title Commitment which was not shown on the 2009 title commitment delivered to Purchaser prior to the date of this Agreement, and which Seller has elected (or has been deemed to have elected) not to cure (which cure may include obtaining a title endorsement) shall herein be referred to as a “Title Defect. The Loan Documents shall not be considered a Title Defect,

3.5.2 Purchaser shall have five (5) business days after receipt of any updates to the Title Commitment (including receipt of any documents referenced in such update) to object to any material matters disclosed therein which were not disclosed in the original Title Commitment, and the procedure for objecting to such matters shall be as set forth in Section 3.5.1 above.

3.6 Purchaser’s Acceptance or Rejection prior to the Expiration of the Due Diligence Period. If Purchaser, after conducting its Inspections as described in this Section 3, does not desire to purchase the Property for any reason in Purchaser’s sole discretion, Purchaser will give Seller written notice on or before the expiration of the Due Diligence Period or Title/Survey Period, as applicable, of its termination of this Agreement. If the Due Diligence Period and Title/Survey Period expire without a notice of termination being received by Seller, then Purchaser will be deemed to have approved and accepted the Property and to have agreed to complete the transaction contemplated by this Agreement, subject to the provisions of Section 3.9 regarding estoppels. The Deposit is nonrefundable, subject only to the provisions of Section 3.4, Section 3.5, Section 6.1, Section 9, Section 10.l and Section 10.4 hereof. If Purchaser gives Seller a notice of termination on or before the expiration of the Due Diligence Period or Title/Survey Period, as applicable, then this Agreement will automatically terminate, Purchaser shall immediately return all copies of all Property Documents to Seller, the Initial Deposit will be delivered to Seller (except as expressly provided to the contrary in Section 3.4 or Section 3.5, as applicable), and thereupon neither party will have any further obligation or liability to the other party hereunder, except as otherwise expressly provided herein.

3.7 Contracts. On or before the expiration of the Due Diligence Period, Purchaser shall notify Seller in writing (the “Assumption Notice”) as to which of the Contracts (which are by their terms assignable), if any, Purchaser elects to assume at Closing (such Contracts being herein referred to as the “Assumed Contracts”). As used herein, the term “Contracts” shall mean all service, maintenance, supply or other contracts relating to the operation of the Property, and all other such assignable contracts or agreements in effect as of the Effective Date (but excluding any management, leasing or brokerage agreements), including but not limited to those which are listed on Schedule 3.7 attached hereto. If Purchaser fails to timely

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deliver to Seller the Assumption Notice, then all the Contracts listed on Schedule 3.7 shall be deemed Assumed Contracts and Purchaser shall assume same at Closing,

3.7.1. Consents to Transfer. Purchaser shall be responsible for securing any consent from third parties who have the right to consent to the transfer of any Assumed Contract, Permit, Intangible Property and/or Lease and paying any fee in connection therewith. The consents shall provide that if the transaction contemplated by this Agreement is not consummated, the consent will not be effective, It is understood that a failure to obtain such consents is not a condition precedent to Purchaser’s obligation to close. Purchaser will assume all liability which arises as a result of failing to obtain any such consent and shall indemnify, defend and hold harmless Seller from any liability, claims, actions, expenses, or damages incurred by Seller as a result of such failure, should Seller elect to waive the issuance of such consents as a precondition to Closing under Section 6. Such indemnity shall survive the Closing.

3.8 Permitted Exceptions. Purchaser shall accept title to the Property, subject to the following exceptions (the “Permitted Exceptions”):

3.8.1 Those matters affecting or relating to the title to, or the survey of, the Property: (a) which are of record on the date of the Title Commitment or as shown on the Survey, and which were not included in an Objection Letter timely delivered by Purchaser; (b) which were included in an Objection Letter, but for which (i) Seller has completed the cure thereof; or (ii) Purchaser has waived or been deemed to have waived the cure thereof or (iii) Seller has elected to cure and will be cured by the payment of money at Closing provided that Seller does, in fact, cure such matter(s) at Closing; or (c) which Purchaser has otherwise approved in writing.

3.8.2 The lien of non-delinquent taxes, assessments and other usual and customary charges assessed against the owners of real property in the state in which the Land is located.

3.8.3 All matters disclosed by the Property Documents and Leases and Contracts not prohibited hereunder.

3.8.4 All building and zoning laws, codes and regulations affecting the Property, including all proffers, special exceptions, conditions, site plan approvals, and other similar matters, if any, relating to the zoning of the Property.

3.9 Estoppels. Seller agrees within three (3) business days of receipt of same from Purchaser, to submit or cause its property manager to submit to tenants under the Leases (as defined in Section 4.6) a request for such tenants to execute and deliver a tenant estoppel certificate in the form provided by Purchaser, or as required by the applicable Leases (a “Tenant Estoppel”). If Purchaser does not receive a completed Tenant Estoppel duly executed by such tenants for each of the Leases prior to the date which is ten (10) days before the Closing Date then Purchaser shall as its sole remedy either: (i) terminate this Agreement by delivering to Seller and Title Company a written notice of termination, which termination shall not be a default of Purchaser under this Agreement but Title Company shall release and return the

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Deposit to Seller; or (ii) waive in writing its objection to the failure to receive any such Tenant Estoppel. If Purchaser shall not have terminated this Agreement under this Section 3.9 on or before the date which is ten (10) days before the Closing Date, then Purchaser shall be deemed to have waived the Tenant Estoppel requirement. In no event shall receipt of any Tenant Estoppel be a condition precedent to Purchaser’s obligation to Close.

4. SELLER’S OBLIGATIONS PRIOR TO CLOSING. Until Closing, Seller and/or Seller’s agents or representatives shall:

4.1 Insurance. Keep the Property insured, in an amount sufficient to satisfy any co-insurance requirement or stipulation, against fire and other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property.

4.2 Operation. Operate the Property in the ordinary course of business and make repairs and/or replacements in the ordinary course of business in connection with any damage to the Properly, and deliver the Property to Purchaser at Closing in the condition existing as of the Effective Date, normal wear and tear and damage by casualty excepted.

4.3 Notices. Provide to Purchaser, immediately upon the receipt thereof, any and all written notices relating to the Property received by Seller or its agents or representatives from any governmental or quasi-governmental instrumentality, insurance company, vendor or other party under any of the Contracts, or from any other entity or party, which notices are of a type not normally received in the ordinary course of Seller’s business, or which may have a material effect upon the Properly or result in a material change in a representation or warranty made by Seller hereunder.

4.4 Compliance with Agreements. Take all actions necessary to comply with all agreements, covenants, encumbrances and obligations affecting or relating to the Property and the ownership, operation and maintenance thereof. Seller shall pay all utility bills and other invoices and expenses relating to the Property, as and when the same become due.

4.5 New Contracts. Following the Effective Date, Seller agrees that it will not enter into any new Contracts without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

4.6 Leases. Purchaser shall at Closing assume all the obligations of Seller under any leases of space at the Property (together with any amendments, the “Leases”) in effect on the Closing Date, including without limitation the Leases set forth on Schedule 4.6 attached hereto. Following the Effective Date, Seller agrees that it will not (a) amend or terminate any Leases; (b) consent to the assignment of any Leases or subleasing of any of the Property; or (c) enter into any new Lease of the Property or any portion thereof without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

4.7 Sales. Following the Effective Date and during the term of this Agreement, Seller agrees that it will not sell, assign or convey any right, title or interest

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whatsoever in the Real Property (including without limitation any easement interest) to any party other than Purchaser, except with respect to Leases as set forth in Section 4.6 of this Agreement with Purchaser’s consent.

5. REPRESENTATIONS AND WARRANTIES.

5.1 By Seller. Seller represents and warrants to Purchaser, as of the Effective Date, that:

5.1.1 Seller has the power, right and authority to enter into and perform all of the obligations required of Seller under this Agreement and the instruments and documents referenced herein, and to consummate the transaction contemplated hereby.

5.1.2 Seller has taken all requisite action and obtained, or will obtain prior to the expiration of the Due Diligence Period, all requisite consents, releases and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law or regulation with respect to the obligations required hereunder, and no consent of any other party is required for the performance by Seller of its obligations hereunder.

5.1.3 This Agreement is, and all agreements, instruments and documents to be executed and delivered by Seller pursuant to this Agreement shall be duly authorized, executed and delivered by Seller. This Agreement is, and all agreements, instruments and documents to be executed and delivered by Seller pursuant to this Agreement shall be valid and legally binding upon Seller and enforceable in accordance with their respective terms.

5.1.4 Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby does now constitute or shall result in a breach of, or a default under, any agreement, document, instrument or other obligation to which Seller is a party or by which Seller may be bound.

5.1.5 Survival. The representations and warranties set forth in this Section 5 shall not survive Closing of this transaction, and no action or claim may be brought against Seller by Purchaser or any affiliate of Purchaser with respect to a breach of such representations or warranties or any action, suit or other proceedings commenced or pursued, for or in respect of any breach of any representation or warranty made by Seller in this Agreement from and after the Closing.

5.1.6 Limitation on Remedies. Notwithstanding anything herein to the contrary, if Purchaser discovers prior to Closing that one or more of the representations and warranties under the provisions of this Section 5 are false or untrue as of the Date of Closing, Purchaser’s sole remedy will be to exercise its rights under the provisions of Section 10.4 hereof.

5.2 By Purchaser. Purchaser represents and warrants to Seller as of the Effective Date that:

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5.2.1 Purchaser is a limited liability company that is duly organized, validly existing and in good standing under the laws of the state in which it was organized and Purchaser is qualified to do business in the jurisdiction in which the Property is located.

5.2.2 Purchaser has taken all requisite action and obtained all requisite consents, releases and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law or regulation with respect to the obligations required hereunder, and no consent of any other party is required for the performance by Purchaser of its obligations hereunder.

5.2.3 This Agreement is, and all agreements, instruments and documents to be executed and delivered by Purchaser pursuant to this Agreement shall be, duly authorized, executed and delivered by Purchaser. This Agreement is, and all agreements, instruments and documents to be executed and delivered by Purchaser pursuant to this Agreement shall be, valid and legally binding upon Purchaser and enforceable in accordance with their respective terms.

5.2.4 Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby does now constitute or shall result in a breach of, or a default under, any agreement, document, instrument or other obligation to which Purchaser is a party or by which Purchaser may be bound, or any law, statute, ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body, applicable to Purchaser or to the Property.

5.2.5 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy law is pending against or, to the best of Purchaser’s knowledge, contemplated by Purchaser.

5.2.6 There are no actions, suits, claims or other proceedings (collectively, “Litigation”) pending or, to the best of the Purchaser’s knowledge, contemplated or threatened against Purchaser that could affect the Purchaser’s ability to perform its obligations when and as required under the terms of this Agreement.

5.3 Broker. Seller and Purchaser each represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the sale of the Property, except that Seller has retained the services of The Palmer Team, Inc. (the “Seller’s Broker”). Seller shall be solely responsible for paying the fees and commissions owed to Seller’s Broker pursuant to a separate written agreement between Seller and Seller’s Broker. No fees or commissions owed or alleged to be owed to Seller’s Broker shall in any way be the responsibility of Purchaser, and the sole responsibility of Seller shall be to pay Seller’s Broker in accordance with such separate written agreement. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection

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with the sale of the Property. This mutual indemnity shall survive Closing and any termination of this Agreement.

5.4 Property Condition.

5.4.1 Disclaimer. THE PROPERTY IS BEING SOLD “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” AS OF CLOSING, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE PROPERTY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER ACKNOWLEDGES THAT PURCHASER IS PURCHASING THE PROPERTY BASED SOLELY UPON PURCHASER’S OWN INDEPENDENT INVESTIGATIONS AND FINDINGS AND NOT IN RELIANCE UPON ANY INFORMATION PROVIDED BY SELLER OR SELLER’S AGENTS OR CONTRACTORS, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

5.4.2 Release of Claims. Without limiting the provisions of Section 5.4.1, Purchaser releases Seller from any and all Claims (whether known or unknown, and whether contingent or liquidated) arising from or related to (a) any defects, errors or omissions in the design or construction of the Property, whether the same are a result of negligence or otherwise; or (b) other conditions (including environmental conditions) affecting the Property, whether the same are a result of negligence or otherwise. The release set forth in this Section specifically includes any Claims under any Environmental Laws, under the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., or with respect to any environmental risk. “Environmental Laws” includes, but is not limited to, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.), the Clean Air Act (42 U.S.C. §§7401 et seq.), the Clean Water Act (33 U.S.C. §§1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.), the Hazardous Materials Transportation Act ( 49 U.S.C. §§1801 et seq.), the Occupational Safety and Health Act (29 U.S.C, §§651 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§136 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§300f et seq.), as any of the same may be amended from time to time, and any state or local law dealing with environmental matters, and any regulations, orders, rules, procedures, guidelines and the like promulgated in connection therewith, regardless of whether the same are in existence on the date of this Agreement.

5.4.3 Acknowledgment of Inspection. Purchaser acknowledges and agrees that (a) this Agreement gives Purchaser the opportunity to inspect the Property and its operation, (b) if this transaction is consummated, Purchaser will be purchasing the Property pursuant to Purchaser’s independent examination, study, inspection and knowledge of the Property, and (c) Purchaser is relying upon its own determination of the value and condition of

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the Property and not on any information provided or to be provided by Seller. Purchaser is relying solely upon its own inspections, investigations, research and analyses in entering into this Agreement and is not relying in any way upon any representations or warranties (except those expressly provided in Section 5), statements, plans, specifications, cost estimates, studies, reports, descriptions, guidelines or other information or material furnished by Seller or its representatives to Purchaser or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any such matters.

5.4.4 RELEASE. PURCHASER HEREBY RELEASES SELLER AND ANY SERVICER, AGENT, REPRESENTATIVE, MANAGER, AFFILIATE, OFFICER, PARTNER, SHAREHOLDER OR EMPLOYEE OF SELLER (A “SELLER RELATED PARTY”) FROM ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES WHICH PURCHASER OR ANY PARTY RELATED TO OR AFFILIATED WITH PURCHASER (A “PURCHASER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO THE PHYSICAL CONDITION OF THE PROPERTY, ANY CONSTRUCTION DEFECTS, ANY ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS AT, IN, ON OR UNDER THE PROPERTY, AND PURCHASER WILL NOT LOOK TO SELLER OR ANY SELLER RELATED PARTY IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF.

5.4.5 ASSIGNMENT AND ASSUMPTION. EFFECTIVE AS OF THE CLOSING DATE, SELLER WILL ASSIGN, AND PURCHASER WILL ASSUME ALL OF SELLER’S LIABILITIES AND OBLIGATIONS WITH RESPECT TO THE ASSUMED CONTRACTS, LEASES, AND PERMITS (TO THE EXTENT SUCH PERMITS ARE ASSIGNED OR TRANSFERRED) ARISING AND ACCRUING FROM AND AFTER THE CLOSING DATE.

5.4.6 PERSONAL PROPERTY; INTANGIBLE PROPERTY. SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO SELLER’S TITLE TO THE PERSONAL PROPERTY OR THE INTANGIBLE PROPERTY.

5.4.7 DEED. BY ITS ACCEPTANCE OF THE DEED, PURCHASER SHALL BE DEEMED TO HAVE ACKNOWLEDGED AND AGREED AS FOLLOWS:

(a) THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES (OTHER THAN THE WARRANTY OF TITLE AS SET OUT IN THE DEED), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR

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ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, OR (H) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY, THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS OR SUBSTANCES.

(b) THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER AND ACCEPTS THE PROPERTY AND WAIVES ALL OBJECTIONS OR CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROPERTY OR TO ANY HAZARDOUS MATERIALS ON THE PROPERTY.

(c) THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION.

(d) SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS OTHER THAN AS SET FORTH IN THE DEED, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON.

(e) THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS.

IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE FOR THE PROPERTY HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING.

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5.4.8 SURVIVAL. THE ACKNOWLEDGEMENTS AND AGREEMENTS OF PURCHASER SET FORTH IN THIS SECTION 5 WILL SURVIVE THE CLOSING.

6. CONDITIONS PRECEDENT TO CLOSING.

6.1 Conditions for the Benefit of Purchaser. The obligation of Purchaser to consummate the conveyance of the Property hereunder is subject to the full and complete satisfaction or waiver of each of the following conditions precedent:

6.1.1 The representations and warranties of Seller contained in this Agreement shall be true, complete and accurate in all material respects, on and as of the date hereof and the Date of Closing as if the same were made on and as of such date.

6.1.2 Seller shall have performed each and every obligation and covenant of Seller to be performed hereunder unless performance thereof is waived by Purchaser.

6.1.3 There has been no material and adverse change to the condition of the Property since the last day of the Due Diligence Period, provided that any change in condition due to casualty or condemnation shall be controlled by the provisions of Section 9.

6.2 Waiver of Conditions. Purchaser shall have the right to waive some or all of the foregoing conditions in its sole and absolute discretion; provided, however, that no such waiver shall be effective or binding on Purchaser unless it is in writing and executed by an authorized officer of Purchaser.

6.3 Conditions for the Benefit of Seller. The obligation of Seller to consummate the conveyance of the Property hereunder is subject to the full and complete satisfaction or waiver of each of the following conditions precedent:

6.3.1 Receipt by Seller of all requisite approvals including, but not limited to, the approval of servicers to the Seller or to the Seller’s sole member (including, without limitation, the necessary committee approvals of CWCapital), trustee approval and all other approvals that may be required pursuant to any documents which govern Seller. If Seller fails to notify Purchaser prior to the expiration of the Due Diligence Period that such approvals have not been obtained and that Seller is not able to Close on the sale of the Property as a result thereof, this condition precedent shall be deemed waived by Seller. If Seller is unable to obtain necessary approvals prior to the expiration of the Due Diligence Period to permit the sale of the Property to Purchaser, then Seller shall so notify Purchaser prior to the expiration of the Due Diligence Period, and as Purchaser’s sole and exclusive remedy, Purchaser may terminate this Agreement prior to the expiration of the Due Diligence Period and Seller shall return to Purchaser the Initial Deposit.

6.3.2 Receipt by Purchaser of any and all required consents to the transfer of any Assumed Contract, permit and/or Lease to be assigned to Purchaser at Closing.

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6.4 Waiver of Conditions. Seller shall have the right to waive some or all of the foregoing conditions in its sole and absolute discretion; provided, however, that no such waiver shall be effective or binding on Seller unless it is in writing and executed by an authorized officer of Seller.

6.5 Failure of a Condition. In the event any of the conditions set forth in this Section are not fulfilled or waived, this Agreement shall terminate and all rights and obligations hereunder of each party shall be at an end and the Deposit shall be returned to the Purchaser, as the Purchaser’s sole remedy and neither party shall have any obligations to the other.

7. CLOSING COSTS AND PRORATIONS.

7.1 Purchaser’s Costs. Purchaser will pay the following costs of closing this transaction:

7.1.1 All premiums, fees and costs associated with the issuance of any Title Policy (except endorsements obtained by Seller to cure Title Objections and/or Survey Objections as referred to in Section 3) as well as for all premiums, fees and costs associated with the issuance of a mortgagee title insurance policy, and one-half (1/2) of the settlement fees and other charges of the Title Company due in connection with the closing of this transaction;

7.1.2 The cost of the Survey;

7.1.3 The fees and disbursements of Purchaser’s counsel and any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction; and

7.1.4 Any and all costs and expenses in connection with obtaining financing for the purchase of the Property, including without limitation any recordation or transfer taxes required to be paid upon the recordation of any deed of trust, mortgage or other security agreement executed and recorded in connection with such financing.

7.2 Seller’s Costs. Seller will pay the following costs of closing this transaction:

7.2.1 The Nevada Real Property Transfer Tax payable based upon the Purchase Price;

7.2.2 One-half (1/2) of the settlement fees and charges of the Title Company due in connection with the closing of this transaction;

7.2.3 The fees and disbursements of Seller’s counsel;

7.2.4 The fees of Seller’s Broker referred to in Section 5.3, above;

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7.2.5 All release fees and other charges required to be paid in order to release from the Property the lien of any mortgage or other security interest which Seller is obligated to remove pursuant to the terms of this Agreement; and

7.2.6 Any sales taxes payable with respect to any personal property included within the Property.

7.3 Prorations. All revenues and expenses, including, but not limited to rents and any other amounts paid by tenants, personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges, reimbursement of maintenance and repair expenses and normally prorated operating expenses billed or paid as of the Date of Closing shall be prorated as of 11:59 p.m., local Las Vegas time, on the day before the Date of Closing and shall be adjusted against the Purchase Price due at Closing. No post-closing re-prorations shall occur.

Notwithstanding the foregoing: (i) rents shall be prorated based upon rents actually received as of the day before Closing; (ii) Seller shall retain the right to seek payment of rents which as of the time of proration are past-due; and (iii) if Seller or Purchaser receives rents which are attributable to a period when the Property was owned by the other party, then it shall promptly forward such rents to the other party without offset or deduction except as set forth in the following sentence. Rents received by Purchaser following Closing shall first be applied to the payment of current rental obligations, with any excess being paid to Seller for past-due rents accruing prior to Closing. Purchaser acknowledges that it shall be responsible for the annual reconciliations of common area maintenance, percentage rents, and other amounts under the Leases, without responsibility for returning any overages to Seller and without the right of reimbursement from Seller for any shortfalls. The provisions of this paragraph shall survive the Closing for a period of twelve (12) months.

7.3.1 Seller and Purchaser shall in good faith attempt to have all Assumed Contracts that affect the Property and for which the charges are based upon usage (including utilities) billed or read as of a time as close to the Adjustment Time as is reasonable, provided that Seller shall not be liable for any charges which accrued or became payable prior to the date of Seller’s ownership. If a precise billing or reading as of the Adjustment Time is not available at Closing with respect to such Assumed Contract, then the foregoing adjustment shall be made, by payment or credit at Closing, by pro-rating to the Adjustment Time from the latest billing or reading then available. No post-closing re-prorations shall occur.

7.3.2 Seller shall close out any accounts with utility companies and shall have the right to receive any and all deposits held on behalf of Seller by utility companies with respect to the Property.

7.3.3 Attached hereto as Schedule 7.3.3 is a list of refundable deposits paid by tenants and contractors and held by Seller (collectively, “Tenants’ Deposits”) as of the Effective Date of this Agreement. Seller shall quitclaim unto Purchaser at Closing the Tenants’ Deposits as provided in Schedule 8.1.2, which shall be transferred to Purchaser at Closing by

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wire or check at Purchaser’s option, and Purchaser shall assume liability for all such Tenants’ Deposits.

7.3.4 Seller shall be liable for any and all brokerage or leasing commissions and similar compensation due any party prior to the Closing Date in connection with a commission agreement executed by Seller for Leases assumed by Purchaser at Closing, and Purchaser shall be responsible for all other such commissions, including without limitation: (i) such commissions and other compensation as may be due in connection with the exercise, after Closing, of any extension, renewal, expansion or purchase rights or options contained in those Leases or entered into in connection with those Leases; and (ii) such commissions and other compensation as may be due in connection with any amendments or new Leases entered into after Closing. The provisions of this Section 7.3.4 shall survive the Closing.

7.4 Taxes. General real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated with respect to the Property as of the Date of Closing, with Seller being responsible for Taxes attributable to Seller’s period of ownership and Purchaser being responsible for Taxes attributable to the period from and after the Date of Closing. In no event shall Seller be responsible for any Taxes relating to any period in which Seller did not own the Property. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year. If, as the result of an appeal of the assessed valuation of the Property for any real estate tax year prior to (or including) the Closing, there is issued after Closing an administrative ruling, judicial decision or settlement by which the assessed value of the Property for such tax year is reduced, and a real estate tax refund issued, Seller shall be entitled to all such refunds relating to the period prior to Closing. No post-closing re-prorations shall occur.

Seller reserves the right to appeal the assessed valuation of the Property for any real estate tax year prior to (or including) the Closing Date. If there is issued before or after the Closing Date an administrative ruling, judicial decision or settlement by which the assessed value of the Property for such tax year is reduced, and a real estate tax refund issued, Seller shall be entitled to all such refunds relating to the period prior to the Closing Date and Purchaser shall be entitled to all such refunds relating to the period from and after the Closing Date. If the appeal is successfully culminated either prior to or after the Closing Date, and Purchaser would benefit from such appeal for the current or any subsequent tax year, then Purchaser agrees to pay a pro-rata portion of the fee in connection with the appeal based on the Closing Date, and to escrow at Closing both the estimated fee and the savings anticipated from the appeal as estimated by Seller.

7.5 In General. Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom or ordinance in the jurisdiction in which the Property is located.

7.6 Purpose and Intent. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 7 and

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elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property during its period of ownership and shall receive all income therefrom accruing through midnight of the day preceding the Closing and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

8. CLOSING AND ESCROW.

8.1 Seller’s Deliveries. Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following original documents, each executed and, if required, acknowledged:

8.1.1 A Grant, Bargain and Sale Deed, in the form attached hereto as Schedule 8.1.1 (the “Deed”), conveying title to Purchaser of the Real Property, subject only to the Permitted Exceptions.

8.1.2 Originals (to the extent in Seller’s possession) of the Leases and the Assumed Contracts; and (b) an assignment of the Leases and Assumed Contracts to Purchaser by way of an assignment and assumption agreement, in the form attached hereto as Schedule 8.1.2 (the “Assignment and Assumption Agreement”), conveying to Purchaser Seller’s rights, title and interest in and to the Leases and Assumed Contracts attributable to the Property.

8.1.3 Originals (to the extent in Seller’s possession) of all warranties then in effect, if any, with respect to the Property or to the Improvements or any repairs or renovations to such Improvements and (b) an assignment of all such warranties and guarantees being conveyed hereunder, conveying to Purchaser Seller’s rights, title and interests in and to the Warranties attributable to the Property.

8.1.4 An affidavit pursuant to the Foreign Investment and Real Property Tax Act.

8.1.5 Appropriate evidence of authority, capacity and status of Seller as reasonably required by Title Company.

8.1.6 An “Owner’s affidavit”, in form reasonably acceptable to Seller and the Title Company and sufficient for the Title Company to delete any exceptions for (a) mechanics’ or materialmen’s liens arising from work at the Property which is the responsibility of Seller hereunder, (b) parties in possession, other than tenants as tenants only, and, (c) matters not shown in the public records.

8.1.7 A settlement statement (the “Settlement Statement”), prepared by the Title Company.

8.1.8 A quit claim bill of sale in the form attached hereto as Schedule 8.1.8 (the “Bill of Sale”) transferring to Purchaser all of Seller’s right, title and interest in the Personal Property.

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8.1.9 Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

8.1.10 A Declaration of Value.

8.2 Purchaser’s Deliveries. At the Closing, Purchaser shall (a) pay Seller the Purchase Price as required by, and in the manner described in, Section 2 hereof, and (b) execute and deliver the following documents:

8.2.1 The Deed.

8.2.2 The Assignment and Assumption Agreement.

8.2.3 The Bill of Sale.

8.2.4 Evidence of Purchaser’s authority, and the authority of the person executing any documents at Closing on behalf of Purchaser, acceptable to Seller and the Title Company, to enter into the transactions contemplated by this Agreement.

8.2.5 The Settlement Statement.

8.2.6 A Declaration of Value.

8.2.7 Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

8.3 Possession. Purchaser shall be entitled to possession of the Property at the conclusion of the Closing.

8.4 Escrow Closing. Purchaser and Seller (or their respective counsel on behalf of Purchaser and Seller) shall execute letters of escrow closing instructions (the “Closing Instructions”) which will provide that, on the Date of Closing: (a) Seller and Purchaser shall each deposit with the Title Company all of the documents and instruments described in Sections 8.1 and 8.2, above (the “Closing Documents”); and (b) Purchaser shall deposit with the Title Company the balance of the Purchase Price required to be paid after application of the Deposit thereto and all prorations, adjustments and credits required to be made under this Agreement, (the “Adjusted Purchase Price”), all of which shall be set forth on, and mutually agreeable pursuant to, a Settlement Statement executed by both Purchaser and Seller at Closing. Upon receipt of the Adjusted Purchase Price, and the satisfaction of all other conditions set forth in the Closing Instructions, the Title Company shall be authorized and directed to disburse the Adjusted Purchase Price to Seller or its designee(s), record the Deed among the land records of Clark County, Nevada, and release the remaining Closing Documents to the appropriate parties, all in strict accordance with the Closing Instructions.

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9. DAMAGE, DESTRUCTION AND CONDEMNATION.

9.1 Casualty. Except as provided herein, Seller assumes all risk of loss or damage to the Property by fire or other casualty until control of the Property is delivered to Purchaser. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty on or prior to the Closing Date, Seller shall promptly notify Purchaser in writing of any such fire or other casualty, and Seller’s determination of the cost to repair the damage caused thereby.

(a) No Termination Right. If: (i) the repair is estimated (as determined by Seller in its reasonable, good faith estimation) to cost less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00): (ii) such repairs would take three (3) months or less to effectuate; and (iii) such repairs will not result in the termination of the Lease with Big Lots or a material abatement of rent, then Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but: (1) Seller shall assign to Purchaser all net insurance proceeds related to such casualty which are actually received by Seller; and (2) Purchaser shall receive a credit on the closing statement equal to the amount of Seller’s deductible with respect thereto, and this transaction shall proceed to Closing with no reduction in the Purchase Price by reason of such damage (except for the credit to the Purchaser for the amount of the Seller’s deductible).

(b) Termination Right. This Agreement may be terminated at the option of Purchaser if:

(i) the repair is estimated (as determined by Seller in its reasonable, good faith estimation) to cost between Fifty Thousand and 00/100 Dollars ($50,000.00) and Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), and Seller has been informed by its insurance company that Seller will receive no insurance proceeds (unless Seller agrees at its sole election to fund such estimated repair cost); or

(ii) the repair is estimated (as determined by Seller in its reasonable, good faith estimation) to cost in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), and such repairs will take more than three (3) months to effectuate; or

(iii) such casualty will result in the termination of the Big Lots Lease or a material abatement of rent.

Purchaser’s termination option shall be exercised, if at all, by Purchaser’s written notice thereof to Seller within ten (10) days after Purchaser receives written notice of such fire or other casualty and Seller’s determination of the amount of such damages. If Purchaser does not timely provide notice to Seller as set forth in the preceding sentence, time being of the essence, Purchaser will be deemed to have elected to proceed to Closing. Upon the exercise of such option by Purchaser, this Agreement shall become null and void, the Deposit shall be promptly returned to Purchaser and both parties shall be relieved from all further obligations hereunder, except as otherwise expressly set forth in this Agreement. If Purchaser elects not to terminate this Agreement (or is deemed to have elected to proceed to Closing), then Seller shall: (i) assign to

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Purchaser all net insurance proceeds related to such casualty which are actually received by Seller; and (ii) Purchaser shall receive a credit on the closing statements equal to the amount of Seller’s deductible with respect thereto), in which case this transaction shall proceed to Closing and there shall be no reduction in the Purchase Price by reason of such damage (except for the credit to Purchaser for the amount of the deductible). This Section 9.1 is intended as an express provision with respect to casualty which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Act (NRS §§ 113.030 - 113.050).

9.2 Condemnation. If, prior to Closing, any material portion of the Property is taken by eminent domain (or is the subject of a pending taking which has not been consummated), Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than ten (10) days after Purchaser learns of such taking. For purposes of this Section 9.2, “material” shall be defined to mean: (i) such portion of the parking areas of the Property remaining following a taking will be insufficient to meet applicable parking code; or (ii) any portion of a building on the Property. If Purchaser fails to timely deliver such termination notice to Seller, time being of the essence, then Purchaser will be deemed to have elected to proceed to Closing. If Purchaser timely delivers such termination notice to Seller, the Deposit and accrued interest thereon shall be returned to Purchaser, and neither Purchaser nor Seller shall have any rights or obligations under this Agreement except as otherwise set forth in this Agreement. If Purchaser does not so terminate this Agreement (or is deemed to have elected to proceed to Closing), then Purchaser and Seller shall proceed to Closing pursuant to the terms of this Agreement, except that the Purchase Price shall be reduced by the amount of any awards for such taking actually received by Seller prior to Closing, and Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and retain, any awards actually received by Seller for such taking not awarded as of Closing. This Section 9.2 is intended as an express provision with respect to eminent domain which supersedes the provision of the Nevada Uniform Vendor and Purchaser Risk Act (NRS §§ 113.030 – 113.050).

10. FAILURE OF CONDITIONS PRECEDENT; DEFAULT AND REMEDIES.

10.1 Failure of Conditions Precedent. If any of the conditions precedent stated in Article 6 have not occurred or been satisfied on or before the Closing Date, Purchaser or Seller may: (a) terminate this Agreement by written notice to the appropriate party on or before the Closing Date, in which event the appropriate party shall be entitled to receive the Deposit, or (b) to waive such conditions precedent and proceed to Closing.

10.2 Purchaser Default. If Purchaser is in default of one or more of Purchaser’s obligations under this Agreement other than a failure to timely close (for which there shall be no notice and cure period), then Seller may give notice to Purchaser (with a copy to Title Company) specifying the nature of the default. Purchaser shall have five (5) Business Days after receiving that notice, but in no event beyond the Closing Date, within which to cure that default. If Purchaser fails to cure that default within that period, then Seller’s sole remedy for such default shall be to terminate this Agreement by giving notice of such termination to Purchaser (with a copy to Title Company) and receive the Deposit as liquidated damages. If Seller does so terminate this Agreement, then Title Company shall pay the Deposit to Seller. Purchaser agrees

CRAIG PROMENADE – PAGE 22

that the retention of the Deposit by Seller represents a reasonable estimation as of the Effective Date of Seller’s damages in the event of Purchaser’s default hereunder, that actual damages would be impracticable or extremely difficult to ascertain, and that the provision for liquidated damages hereunder does not constitute a penalty. The parties acknowledge that these damages have been specifically negotiated between themselves and are, among other things, to compensate Seller for taking the Property off the market, for Seller’s costs and expenses associated with this Agreement and for Seller’s lost opportunity costs. Purchaser hereby waives the rights and benefits of any law, rule, regulation, or order now or hereafter existing that would allow Purchaser to claim a refund of the Deposit as unearned earnest money, a penalty, or for any other reason. If, notwithstanding the provisions herein, a court determines that Seller is not entitled to retain the Deposit as a result of Purchaser’s default hereunder, Seller shall be entitled to seek any and all damages provided by law; provided, however, that any recovery thereof may not exceed the amount of the Deposit.

10.3 SELLER AND PURCHASER AGREE THAT PAYMENT OF THE DEPOSIT TO SELLER UNDER THIS SECTION 10 SHALL BE AS LIQUIDATED DAMAGES AND NOT AS A PENALTY.

10.4 Seller Default. In the event Seller shall: (a) fail to sell, transfer and assign the Property to Purchaser pursuant to the terms of this Agreement, and/or (b) fail to perform any other material obligation of Seller hereunder, and/or (c) intentionally breach any warranty made or granted by Seller under this Agreement, which breach is not cured by the Date of Closing and/or (d) have intentionally misrepresented any fact, or any of the representations of Seller contained herein are not true, accurate or complete in any material respect, Purchaser shall as its sole and exclusive remedy, be entitled to: 1) declare this Agreement to be null and void and demand and receive the return of the Deposit whereupon, neither party shall have any further rights, duties or obligations hereunder except as otherwise provided herein; and 2) to obtain reimbursement from the Seller of the reasonable out-of-pocket expenses incurred by the Purchaser solely in connection with this Agreement from the Effective Date until notice of Seller’s default, not to exceed $25,000.00. Purchaser specifically waives any and all right (i) to file or record any lis pendens or any other lien or encumbrance against the Property; (ii) to specific performance or other equitable relief; or (iii) to consequential or punitive damages.

10.4.1 Waiver of Default. If the Purchaser does not duly notify Seller of the default, or does not give Seller a notice of termination hereunder, then (i) the default shall be treated as waived by the Purchaser and (ii) at Closing, Purchaser shall accept the Property subject to the default without any reduction in the Purchase Price and without any Claims against Seller on account of the default.

10.5 Termination. Upon any termination of this Agreement pursuant to any right of a party to terminate set forth in this Agreement, (a) the Deposit shall be paid over to the party entitled to the same, (b) all documents deposited by Purchaser and Seller into escrow shall be returned by the escrow agent to the party depositing the same, and (c) all copies of all Property Documents provided to Purchaser by Seller shall be returned to Seller, whereupon the

CRAIG PROMENADE – PAGE 23

parties will have no continuing liability to each other unless otherwise expressly stated in any provision of this Agreement.

10.6 Attorneys’ Fees. Notwithstanding anything to the contrary in this Agreement, in the event that either Seller or Purchaser, as the case may be, shall bring a lawsuit against the other party for breach of such party’s obligations under this Agreement, the losing party shall pay the prevailing party’s costs and expenses incurred in connection with such litigation, including without limitation reasonable attorneys’ fees. The “prevailing party” shall be determined by the court hearing such matter.

11. NOTICES. Any notice required or permitted to be given hereunder may be served by a party or its attorney and must be in writing and shall be deemed to be given when (a) hand delivered, or (b) one (1) business day after pickup by Emery Air Freight, United Parcel Service (Overnight) or Federal Express, or another similar overnight express service, or (c) transmitted by telecopy or facsimile, provided that confirmation of the receipt of same is noted upon transmission of same by the sender’s telecopy machine, and a counterpart of such notice is also delivered pursuant to one of the two manners specified in Sections 11(a) or 11(b), above, in any case addressed to the parties at their respective addresses set forth below:

If to Seller:	c/o CWCapital Asset Management LLC, Special Servicer 701 13th Street, N.W., Suite 1000 Washington, D.C. 20005 Attn: Eric Deskins, Esq. Phone: (202) 715-9533 Fax: (202) 715-9699 edeskins@cwcapital.com

With a copy to:	Locke Lord Bissell & Liddell, LLP 2200 Ross Avenue, Suite 2200 Dallas, Texas 75201 Attn: Jonetta Brooks Phone: (214) 740-8666 Fax: (214) 756-8666 jbrooks@lockelord.com

If to Purchaser:	TNP Acquisitions, LLC c/o Thompson National Properties, LLC 1900 Main Street, Suite 700 Irvine, CA 92614 Attn: Steve Corea, SVP Acquisitions Phone: (949) 833-8252 Fax: (949) 252-0212

CRAIG PROMENADE – PAGE 24

With a copy to:	Hirschler Fleischer 2100 E. Cary Street Richmond, Virginia 23223 Attn: D. Zachary Grabill, Esq. Phone: (804) 771-9581 Fax: (804) 644-0957 zgrabill@hf-law.com or in each case to such other address as either party may from time to time designate by giving notice in writing pursuant to this Section 11 to the other party. Telephone numbers and e-mail addresses are for informational purposes only. Effective notice will be deemed given only as provided above, except as otherwise expressly provided in this Agreement.

12. MISCELLANEOUS.

12.1 Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

12.2 Severability. If any provision of this Agreement or its application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

12.3 Applicable Law. This Agreement shall be construed and enforced in accordance with the internal laws of the state in which the Land is located.

12.4 Assignability. Purchaser may not directly or indirectly assign or transfer any of Purchaser’s rights, obligations and interests under this Agreement, to any person or entity without the prior written consent or approval of Seller, which consent or approval must be requested in writing and received by the Seller not less than five (5) business days prior to the Closing Date and which consent may be given in Seller’s sole and absolute discretion, provided, however, that Seller hereby consents to Purchaser’s assignment of Purchaser’s rights, obligations and interests under this Agreement to an affiliated entity of Purchaser, so long as notice of said assignment is provided not less than five (5) business days prior to the Closing Date. Upon any such assignment or other transfer, Purchaser and such assignee or transferee shall be jointly and severally liable for the obligations of Purchaser under this Agreement, which liability shall survive the assignment or transfer and the Closing.

12.5 Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

CRAIG PROMENADE – PAGE 25

12.6 No Public Disclosure. Prior to Closing, all press releases or other dissemination of information to the media or responses to requests from the media for information relating to the transaction contemplated herein shall be subject to the prior written consent of Purchaser and Seller.

12.7 Captions; Interpretation. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions. Whenever the context may require, words used in this Agreement shall include the corresponding feminine, masculine, or neuter forms, and the singular shall include the plural and vice versa. Unless the context expressly indicates otherwise, all references to “Section” are to sections of this Agreement.

12.8 No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest or permitted assigns.

12.9 Time of Essence. Time is of the essence with respect to the performance of the obligations of Seller and Purchaser under this Agreement.

12.10 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

12.11 Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

12.12 Proper Execution. This Agreement shall have no binding force and effect on either party unless and until both Purchaser and Seller shall have executed and delivered this Agreement,

12.13 Waiver. No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

12.14 Business Days. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should fall on a Saturday, Sunday or Legal Holiday (hereinafter defined), the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or Legal Holiday. As used herein, the term “Legal Holiday” shall mean any local or federal holiday on which post offices are closed in the jurisdiction in which the Property is located.

12.15 Limitation of Liability. No present or future partner, director, officer, member, shareholder, employee, advisor, affiliate, servicer or agent of or in Seller, Purchaser or

CRAIG PROMENADE – PAGE 26

any affiliate of any of the foregoing will have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter. The limitations of liability contained in this paragraph will survive the termination of this Agreement or the Closing, as applicable, and are in addition to, and not in limitation of, any limitation on liability applicable to either party provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument. In no event will Seller or Purchaser be liable for any consequential, exemplary or punitive damages under any circumstances in connection with this Agreement or the transaction contemplated hereby.

12.16 Back-Up Contracts. Notwithstanding anything herein to the contrary, Seller reserves the right to continue marketing the Property for sale and to entertain letters of intent regarding the sale of the Property while this Agreement is outstanding, provided Seller shall not enter into any binding back-up agreements with respect to the sale of the Property for so long as this Agreement is in force.

12.17 Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties each hereby knowingly, voluntarily and intentionally waive any right (whether arising under the Constitution of the United States or that of the State in which the Real Property is located or any other state, or under any foreign jurisdiction, under any statutes regarding or rules of civil procedure applicable in any state, federal, or foreign legal proceeding, under common law, or otherwise) to demand or have a trial by jury of any claim, demand, action or cause of action arising under this Agreement or in any way connected with or related to or incidental to the discussions, dealings, or actions of such persons or any of them (whether oral or written) with respect thereto, or to the transactions related thereto, in each case whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise; and each party agrees and consents that any such claim, demand, action or cause of action shall be decided by trial court without a jury, and that any other party to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of such waiver of right to trial by jury. The parties acknowledge and agree that they have received full and sufficient consideration for this provision (and each other provision of each other related document to which they are a party) and that this provision is a material inducement for the Seller’s accepting this Agreement. By waiving a jury trial, the parties intend claims and disputes to be resolved by a judge acting without a jury in order to avoid the delays, expenses and risks of mistaken interpretations which each party acknowledges to be greater with jury trials than with non-jury trials.

12.18 Prohibited Persons and Transactions. Purchaser represents and warrants to Purchaser’s knowledge: (i) Purchaser is not a Prohibited Person (defined below); (ii) none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person; (iii) the funds or other assets Purchaser will transfer to Seller under this Agreement are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person; and (iv) the funds or other assets Purchaser will transfer to Seller under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

CRAIG PROMENADE – PAGE 27

“Prohibited Person” means any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above. The foregoing representations shall survive Closing and any termination of this Agreement.

13. ESCROW AGREEMENT

13.1 Deposit. Title Company agrees to deposit the Deposit in an interest bearing account, subject to the receipt from the Purchaser of a form W-9 for the purposes of investing said funds and to hold and disburse said funds, and any interest earned thereon, as hereinafter provided. Upon written notification from Seller or Purchaser in accordance with the terms of this Agreement, Title Company shall release the funds in accordance with and pursuant to the written instructions. In the event of a dispute between any of the parties hereto sufficient in the sole discretion of Title Company to justify its doing so, Title Company shall be entitled to tender unto the registry or custody of any court of competent jurisdiction all money or property in its hands held under the terms of this Agreement, together with such legal pleading as it deems appropriate, and thereupon be discharged.

13.2 Title Company. Seller and Purchaser covenant and agree that in performing any of its duties under this Agreement, Title Company shall not be liable for any loss, costs or damage which it may incur as a result of serving as Title Company hereunder, except for any loss, costs or damage arising out of its willful default or gross negligence. Accordingly, Title Company shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to its duties and responsibilities, or (ii) to any action taken or omitted to be taken in reliance upon any document, including any written notice of instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which Title Company shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

13.3 Indemnity. Seller and Purchaser hereby agree to indemnify and hold harmless Title Company against any and all losses, claims, damages, liabilities and expenses, including without limitation, reasonable costs of investigation and attorneys’ fees and disbursements which may be imposed upon or incurred by Title Company in connection with its serving as Title Company hereunder, except for any loss, costs or damage arising out of its

CRAIG PROMENADE – PAGE 28

willful default or gross negligence. The provisions of this Section 13.3 shall survive a termination of this Agreement.

[Signature page follows]

CRAIG PROMENADE – PAGE 29

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the dates set forth below, effective as of the date first set forth above.

WITNESS:	SELLER:

655, 675, 715, 725, 755, 775 & 785 WEST CRAIG ROAD HOLDINGS, LLC a Maryland limited liability company

	By:	Bank of America, N.A. as successor to Wells Fargo Bank, N.A., as Trustee for the registered holders of COBALT CMBS Commercial Mortgage Trust 2006-C1, Commercial Mortgage Pass-Through Certificates, Series 2006-C1 (the “Trust”), sole member

		By:	CWCapital Asset Management LLC, a Massachusetts limited liability company, solely in its capacity as Special Servicer to the Trust

/s/ Illegible			By:	/s/ Michael J. McGregor
			Name:	Michael J. McGregor
			Title	Vice President

CRAIG PROMENADE – PAGE 30

WITNESS:	PURCHASER:

TNP ACQUISITIONS, LLC, a Delaware limited liability company

	By:	/s/ Anthony W. Thompson
	Name:	Anthony W. Thompson
	Title:	CEO

CRAIG PROMENADE – PAGE 31

SCHEDULE 1.1.1

Real Property Description

[See Attached]

CRAIG PROMENADE – PAGE 32

Order No.: 400020409	Customer Reference: F09-00072

EXHIBIT A

LEGAL DESCRIPTION

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF CLARK, STATE OF NEVADA, AND IS DESCRIBED AS FOLLOWS:

“CRAIG PAD”

A PORTION OF THE NORTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 3, TOWNSHIP 20 SOUTH, RANGE 61 EAST, M.D.B.&M., CITY OF NORTH LAS VEGAS, CLARK COUNTY, NEVADA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE WEST QUARTER CORNER OF THE AFORESAID SECTION 3;

THENCE SOUTH 00°48’04” EAST, ALONG THE WEST LINE OF THE SOUTHWEST QUARTER AND THE

CENTERLINE OF REVERE STREET, A DISTANCE OF 203.89 FEET;

THENCE NORTH 89° 11’56” EAST, A DISTANCE OF 65.00 FEET TO THE EASTERLY RIGHT-OF-WAY LINE

OF SAID REVERE STREET, SAID POINT BEING THE POINT OF BEGINNING;

THENCE NORTH 88°59’21” EAST, A DISTANCE OF 116.63 FEET;

THENCE SOUTH 46°09’16” WEST, A DISTANCE OF 51.97 FEET;

THENCE NORTH 88°50’39” EAST, A DISTANCE OF 89.96 FEET;

THENCE NORTHERLY ALONG A TANGENT CURVE HAVING A CENTRAL ANGLE OF 89°59’46” AND A

RADIUS OF 10.50 FEET, A DISTANCE OF 16.49 FEET;

THENCE NORTH 01°09’07” WEST, A DISTANCE OF 140.33 FEET;

THENCE NORTH 88°50’53” EAST, A DISTANCE OF 32.00 FEET;

THENCE SOUTH 01°09’07” EAST, A DISTANCE OF 140.32 FEET;

THENCE SOUTHEASTERLY ALONG A TANGENT CURVE HAVING A CENTRAL ANGLE OF 90°00’09” AND A

RADIUS OF 10.50 FEET, A DISTANCE OF 16.49 FEET;

THENCE NORTH 88°50’44” EAST, A DISTANCE OF 317.17 FEET;

THENCE NORTHERLY ALONG A TANGENT CURVE HAVING A CENTRAL ANGLE OF 89°59’52” AND A

RADIUS OF 10.50 FEET.

A DISTANCE OF 16.49 FEET;

THENCE NORTH 01°09’07” WEST, A DISTANCE OF 150.79 FEET;

THENCE NORTH 88°50’53” EAST, A DISTANCE OF 16.00 FEET;

THENCE NORTH 01°09’07” EAST, A DISTANCE OF 10.00 FEET;

THENCE NORTH 88°50’53” EAST, A DISTANCE OF 16.00 FEET;

THENCE SOUTH 01°09’07” EAST A DISTANCE OF 154.06 FEET;

THENCE SOUTHEASTERLY ALONG A TANGENT CURVE HAVING A CENTRAL ANGLE OF 41°59’45” AND A

RADIUS OF 10.00 FEET, A DISTANCE OF 7.33 FEET;

THENCE ALONG A COMPOUND CURVE HAVING A CENTRAL ANGLE OF 51°06’09”, A RADIUS OF 28.00

FEET, A DISTANCE OF 24.97 FEET;

THENCE NORTH 88°50’53” EAST, A DISTANCE OF 232.84 FEET;

THENCE NORTHERLY ALONG A TANGENT CURVE HAVING A CENTRAL ANGLE OF 22° 11’53” AND A

RADIUS OF 28.00 FEET, A DISTANCE OF 10.85 FEET;

THENCE NORTH 66°50’53” EAST, A DISTANCE OF 28.24 FEET;

THENCE NORTHERLY ALONG A TANGENT CURVE HAVING A CENTRAL ANGLE OF 23°10’50” AND A

RADIUS OF 28.00, A DISTANCE OF 11.33 FEET;

THENCE NORTH 01°09’07” WEST, A DISTANCE OF 142.36 FEET;

THENCE NORTH 88°50’53” EAST, A DISTANCE OF 16.00 FEET;

THENCE NORTH 01°09’07” WEST, A DISTANCE OF 10.00 FEET;

THENCE NORTH 88°50’53” EAST, A DISTANCE OF 16.00 FEET;

THENCE SOUTH 01°09’07” EAST, A DISTANCE OF 130.00 FEET;

THENCE NORTH 88°50’53” EAST, A DISTANCE OF 45.31 FEET;

ServiceLink	- 3 -	Trustee’s Sale Guarantee
For Use in Nevada

CRAIG PROMENADE – PAGE 33

Order No.: 400020409	Customer Reference: F09-00072

EXHIBIT A

LEGAL DESCRIPTION (continued)

THENCE SOUTHWESTERLY ALONG A NON-TANGENT CURVE WHOSE RADIUS BEARS SOUTH 74°53’26”

EAST, HAVING A CENTRAL ANGLE OF 51 °44’ 19” AND A RADIUS OF 100.00 FEET, A DISTANCE OF 90.30

FEET;

THENCE SOUTH 66°50’53” WEST, A DISTANCE OF 121.38 FEET;

THENCE SOUTHERLY ALONG A TANGENT CURVE HAVING A CENTRAL ANGLE OF 44°00’00” AND A

RADIUS OF 510.00 FEET, A DISTANCE OF 391.65 FEET;

THENCE SOUTH 22°50’53” WEST, A DISTANCE OF 37.38 FEET;

THENCE SOUTHERLY ALONG A TANGENT CURVE HAVING A CENTRAL ANGLE OF 06°02’48” AND A

RADIUS OF 600.00 FEET, A DISTANCE OF 63.32 FEET;

THENCE SOUTH 88°51 ‘48” WEST, A DISTANCE OF 554.32 FEET TO THE EASTERLY RIGHT-OF-WAY OF

REVERE STREET;

THENCE ALONG SAID RIGHT-OF-WAY, NORTH 00°48’04” WEST, A DISTANCE OF 14.69 FEET;

THENCE SOUTH 89°11’56” WEST, A DISTANCE OF 9.72 FEET;

THENCE NORTH 00°48’04” WEST, A DISTANCE OF 22.83 FEET;

THENCE NORTHWESTERLY ALONG A NON-TANGENT CURVE WHOSE RADIUS BEARS NORTH 01 °09’ 16”

WEST, HAVING A CENTRAL ANGLE OF 90°21’12” AND A RADIUS OF 10.00 FEET, A DISTANCE OF 15.77

FEET;

THENCE NORTH 00°48’04” WEST, A DISTANCE OF 176.31 FEET;

THENCE NORTHEASTERLY ALONG A TANGENT CURVE HAVING A CENTRAL ANGLE OF 89° 38’ 48” AND A

RADIUS OF 20.00 FEET, A DISTANCE OF 31.29 FEET;

THENCE NORTH 00°48’04” WEST, A DISTANCE OF 20.15 FEET;

THENCE NORTH 89°11’56” WEST, A DISTANCE OF 9.82 FEET;

THENCE NORTH 00°48’04” WEST, A DISTANCE OF 22.79 FEET;

THENCE NORTHERLY ALONG A NON-TANGENT CURVE WHOSE RADIUS BEARS NORTH 01 °08’55” WEST,

HAVING A CENTRAL ANGLE OF 104°10’31” AND A RADIUS OF 10.00 FEET, A DISTANCE OF 18.18 FEET;

THENCE NORTH 13°01’36” EAST, A DISTANCE OF 48.70 FEET;

THENCE NORTHERLY ALONG A TANGENT CURVE HAVING A CENTRAL ANGLE OF 13°47’06” AND A

RADIUS OF 105.00 FEET, A DISTANCE OF 25.26 FEET;

THENCE NORTH 00°45’30” WEST, A DISTANCE OF 36.44 FEET;

THENCE NORTHEASTERLY ALONG A TANGENT CURVE HAVING A CENTRAL ANGLE OF 90°00’00” AND A

RADIUS OF 20.00 FEET, A DISTANCE OF 31.42 FEET;

THENCE NORTH 00°48’04” WEST, A DISTANCE OF 21.48 FEET;

THENCE SOUTH 89° 11’56” WEST, A DISTANCE OF 10.00 FEET;

THENCE NORTH 00°48’04” WEST, A DISTANCE OF 16.02 FEET TO THE POINT OF BEGINNING.

ALSO KNOWN AS REMAINDER LOT 1 OF THAT CERTAIN AMENDED RECORD OF SURVEY ON FILE IN FILE 161 OF SURVEYS, PAGE 57, RECORDED NOVEMBER 15, 2006 IN BOOK 20061115 AS INSTRUMENT NO, 0002478, OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

PAD A”

A PORTION OF THE NORTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 3, TOWNSHIP 20 SOUTH, RANGE 61 EAST, M.D.B.&M., CITY OF NORTH

LAS VEGAS, CLARK COUNTY, NEVADA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE WEST QUARTER CORNER OF THE AFORESAID SECTION 3;

THENCE SOUTH 00°48’04” EAST, ALONG THE WEST LINE OF THE SOUTHWEST QUARTER AND THE

CENTERLINE OF REVERE STREET, A DISTANCE OF 203.89 FEET;

THENCE NORTH 89° 11’56” EAST, A DISTANCE OF 65.00 FEET TO THE EASTERLY RIGHT-OF-WAY LINE

OF SAID REVERE STREET, SAID POINT BEING THE POINT OF BEGINNING;

THENCE ALONG THE EASTERLY SAID RIGHT-OF-WAY, NORTH 00° 48’04” WEST, A DISTANCE OF 5.50

FEET;

ServiceLink	- 4 -	Trustee’s Sale Guarantee For Use in Nevada

CRAIG PROMENADE – PAGE 34

Order No.: 400020409	Customer Reference: F09-00072

EXHIBIT A

LEGAL DESCRIPTION (continued)

THENCE NORTHWESTERLY ALONG THE ARC OF A NON-TANGENT CURVE WHOSE RADIUS BEARS NORTH

00°48’04” WEST, HAVING A CENTRAL ANGLE OF 90°00’00” AND A RADIUS OF 10.00 FEET; A DISTANCE

OF 15.71 FEET; THENCE NORTH 00°48’04” WEST, A DISTANCE OF 75.05 FEET;

THENCE NORTHEASTERLY ALONG THE ARC OF A TANGENT CURVE HAVING A CENTRAL ANGLE OF

89°38’57” AND A RADIUS OF 54.00 FEET, A DISTANCE OF 84.49 FEET TO A POINT ON THE SOUTHERLY

RIGHT-OF-WAY LINE OF CRAIG ROAD;

THENCE CONTINUING ALONG SAID SOUTHERLY RIGHT-OF-WAY, NORTH 88 °50’53” EAST, A DISTANCE

OF 1.18 FEET;

THENCE NORTHEASTERLY ALONG THE ARC OF A TANGENT CURVE HAVING A CENTRAL ANGLE OF

10°45’07” AND A RADIUS OF 20.00 FEET, A DISTANCE OF 3.75 FEET;

THENCE SOUTH 80°24’00” EAST, A DISTANCE OF 51.58 FEET;

THENCE NORTHEASTERLY ALONG THE ARC OF A TANGENT CURVE CONCAVE TO THE NORTH HAVING A CENTRAL ANGLE OF 10°45’07” AND A RADIUS OF 30.00 FEET, A DISTANCE OF 5.63 FEET;

THENCE NORTH 88°50’53” EAST, A DISTANCE OF 122.60 FEET;

THENCE SOUTHEASTERLY ALONG THE ARC OF A TANGENT CURVE HAVING A CENTRAL ANGLE OF

89°56’46” AND A RADIUS OF 20.00 FEET, A DISTANCE OF 31.40 FEET;

THENCE NORTH 88°50’53” EAST, A DISTANCE OF 5.50 FEET;

THENCE SOUTH 01 °09’07” EAST, A DISTANCE OF 140.33 FEET;

THENCE SOUTHWESTERLY ALONG THE ARC OF A TANGENT CURVE HAVING A CENTRAL ANGLE OF

89°59’46” AND A RADIUS OF 10.50 FEET, A DISTANCE OF 16.49 FEET;

THENCE SOUTH 88°50’39” WEST, A DISTANCE OF 89.96 FEET;

THENCE NORTH 46°09’16” WEST, A DISTANCE OF 51.97 FEET;

THENCE SOUTH 88°59’21” WEST, A DISTANCE OF 116.63 FEET TO THE POINT OF BEGINNING.

ALSO KNOWN AS PARCEL “A” OF THAT CERTAIN AMENDED RECORD OF SURVEY ON FILE IN FILE 161 OF SURVEYS, PAGE 57, RECORDED NOVEMBER 15, 2006 IN BOOK 20061115 AS INSTRUMENT NO. 0002478, OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

“PAD B”

A PORTION OF THE NORTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 3, TOWNSHIP 20 SOUTH, RANGE 61 EAST, M.D.B.&M., CITY OF NORTH LAS VEGAS, CLARK COUNTY, NEVADA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS;

COMMENCING AT THE WEST QUARTER CORNER OF THE AFORESAID SECTION 3;

THENCE NORTH 88°50’53” EAST, ALONG THE NORTH LINE OF THE SOUTHWEST QUARTER AND THE

CENTERLINE OF CRAIG ROAD, A DISTANCE OF 349.59 FEET;

THENCE SOUTH 01 °09’07” EAST, A DISTANCE OF 90.48 FEET TO THE SOUTHERLY RIGHT-OF-WAY OF

SAID CRAIG ROAD, SAID POINT BEING THE POINT OF BEGINNING;

THENCE ALONG THE SAID SOUTHERLY RIGHT-OF-WAY, NORTH 88°50’53” EAST, A DISTANCE OF 5.50

FEET;

THENCE NORTH 01 °08’46” WEST, 20.48 FEET;

THENCE NORTHEASTERLY ALONG THE ARC OF A TANGENT CURVE HAVING A CENTRAL ANGLE OF

90°00’09” AND A RADIUS OF 10.00 FEET, A DISTANCE OF 15.71 FEET;

THENCE NORTH 88°50’53” EAST, A DISTANCE OF 297.17 FEET;

THENCE SOUTHEASTERLY ALONG THE ARC OF A TANGENT CURVE HAVING A CENTRAL ANGLE OF

90°00’00” AND A RADIUS OF 20.00 FEET, A DISTANCE OF 31.42 FEET;

THENCE NORTH 88°50’53” EAST, A DISTANCE OF 5.50 FEET;

THENCE SOUTH 01°09’07” EAST, A DISTANCE OF 150.79 FEET;

THENCE SOUTHWESTERLY ALONG THE ARC OF A TANGENT CURVE HAVING A CENTRAL ANGLE OF

89°59’52” AND A RADIUS OF 10.50 FEET, A DISTANCE OF 16.49 FEET;

THENCE SOUTH 88 °50’44” WEST, A DISTANCE OF 317.17 FEET;

ServiceLink	- 5 -	Trustee’s Sale Guarantee For Use in Nevada

CRAIG PROMENADE – PAGE 35

Order No.: 400020409	Customer Reference: F09-00072

EXHIBIT A

LEGAL DESCRIPTION (continued)

THENCE NORTHWESTERLY ALONG THE ARC OF A TANGENT CURVE HAVING A CENTRAL ANGLE OF

90°00’09” AND A RADIUS OF 10.50 FEET, A DISTANCE OF 16.49 FEET;

THENCE NORTH 01 °09’07” WEST, A DISTANCE OF 140.32 FEET TO THE POINT OF BEGINNING.

ALSO KNOWN AS PARCEL “B” OF THAT CERTAIN AMENDED RECORD OF SURVEY ON FILE IN FILE 161 OF SURVEYS, PAGE 57, RECORDED NOVEMBER 15, 2006 IN BOOK 20061115 AS INSTRUMENT NO. 0002478, OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

“PAD C”

A PORTION OF THE NORTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 3, TOWNSHIP 20 SOUTH, RANGE 61 EAST, M.D.B.&M., CITY OF NORTH LAS VEGAS, CLARK COUNTY, NEVADA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE WEST QUARTER CORNER OF THE AFORESAID SECTION 3;

THENCE NORTH 88°50’53” EAST, ALONG THE NORTH LINE OF THE SOUTHWEST QUARTER AND THE

CENTERLINE OF CRAIG ROAD, A DISTANCE OF 870.24 FEET;

THENCE SOUTH 01 °09’07’ EAST, A DISTANCE OF 60.00 FEET TO THE SOUTHERLY RIGHT-OF-WAY OF

SAID CRAIG ROAD, SAID POINT BEING THE POINT OF BEGINNING;

THENCE SOUTH 01 °09’29” EAST, A DISTANCE OF 181.28 FEET;

THENCE SOUTH 88°50’53” WEST, A DISTANCE OF 126.51 FEET;

THENCE NORTHWESTERLY ALONG THE ARC OF A TANGENT CURVE HAVING A CENTRAL ANGLE OF 51

°06’09” AND A RADIUS OF 28.00 FEET, A DISTANCE OF 24.97 FEET;

THENCE NORTHWESTERLY ALONG A COMPOUND CURVE HAVING A CENTRAL ANGLE OF 41°59’45” AND

A RADIUS OF 10.00 FEET, A DISTANCE OF 7.33 FEET;

THENCE NORTH 01 °09’07” WEST, A DISTANCE OF 154.06 FEET TO THE SOUTHERLY RIGHT-OF-WAY OF

CRAIG ROAD;

THENCE ALONG SAID SOUTHERLY RIGHT-OF-WAY, NORTH 88°50’53” EAST, A DISTANCE OF 5.50 FEET;

THENCE NORTHEASTERLY ALONG THE ARC OF A NON-TANGENT CURVE WHOSE RADIUS BEARS NORTH 88°50’53” EAST, HAVING A CENTRAL ANGLE OF 89°59’59” AND A RADIUS OF 10.00 FEET, A DISTANCE OF 15.71 FEET;

THENCE NORTH 88°50’53” EAST, A DISTANCE OF 134.99 FEET TO THE POINT OF BEGINNING.

ALSO KNOWN AS PARCEL “C” OF THAT CERTAIN AMENDED RECORD OF SURVEY ON FILE IN FILE 161 OF SURVEYS, PAGE 57, RECORDED NOVEMBER 15, 2006 IN BOOK 20061115 AS INSTRUMENT NO. 0002478, OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

“PAD D”

A PORTION OF THE NORTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 3, TOWNSHIP 20 SOUTH, RANGE 61 EAST, M.D.B.&M., CITY OF NORTH LAS VEGAS, CLARK COUNTY, NEVADA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE WEST QUARTER CORNER OF THE AFORESAID SECTION 3;

THENCE NORTH 88°50’53” EAST, ALONG THE NORTH LINE OF THE SOUTHWEST QUARTER AND THE

CENTERLINE OF CRAIG ROAD, A DISTANCE OF 870.24 FEET;

THENCE SOUTH 01°09’07” EAST, A DISTANCE OF 60.00 FEET TO THE SOUTHERLY RIGHT-OF-WAY OF SAID CRAIG ROAD, SAID POINT BEING THE POINT OF BEGINNING;

THENCE ALONG THE SAID SOUTHERLY RIGHT-OF-WAY, NORTH 88 50’53” EAST, A DISTANCE OF 126.96

FEET;

THENCE SOUTHEASTERLY ALONG THE ARC OF A TANGENT CURVE HAVING A CENTRAL ANGLE OF 90°

00’00” AND A RADIUS OF 20.00 FEET, A DISTANCE OF 31.42 FEET;

ServiceLink	- 6 -	Trustee’s Sale Guarantee For Use in Nevada

CRAIG PROMENADE – PAGE 36

Order No.: 400020409	Customer Reference: F09-00072

EXHIBIT A

LEGAL DESCRIPTION (continued)

THENCE NORTH 88°50’53” EAST, A DISTANCE OF 5.50 FEET;

THENCE SOUTH 01 °09’07” EAST, A DISTANCE OF 142.36 FEET;

THENCE SOUTHWESTERLY ALONG THE ARC OF A TANGENT CURVE HAVING A CENTRAL ANGLE OF

23°10’50” AND A RADIUS OF 28.00 FEET, A DISTANCE OF 11.33 FEET;

THENCE SOUTH 66°50’53” WEST, A DISTANCE OF 28.24 FEET;

THENCE SOUTHWESTERLY ALONG AN ARC OF A TANGENT CURVE HAVING A CENTRAL ANGLE OF 22

°11’ 53”, RADIUS OF 28.00 FEET, A DISTANCE OF 10.85 FEET;

THENCE SOUTH 88°50’53” WEST, A DISTANCE OF 106.33 FEET;

THENCE NORTH 01 °09’29” WEST, A DISTANCE OF 181.28 FEET TO THE POINT OF BEGINNING,

ALSO KNOWN AS PARCEL “D” OF THAT CERTAIN AMENDED RECORD OF SURVEY ON FILE IN FILE 161 OF SURVEYS, PAGE 57, RECORDED NOVEMBER 15, 2006 IN BOOK 20061115 AS INSTRUMENT NO. 000247B, OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

“PAD E”

A PORTION OF THE NORTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 3, TOWNSHIP 20 SOUTH, RANGE 61 EAST, M.D.B.&M” CITY OF NORTH LAS VEGAS, CLARK COUNTY, NEVADA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS;

COMMENCING AT THE CENTER WEST 1/16 CORNER OF SECTION 3, BEING THE INTERSECTION OF

CRAIG ROAD AND KINGS HILL ROAD;

THENCE SOUTH 01 ° 30’ 14” EAST, ALONG THE EAST AND WEST 1/16 LINE OF SAID SECTION AND THE

CENTERLINE OF KINGS HILL ROAD, A DISTANCE OF 199.82 FEET;

THENCE SOUTH 88°29’46” WEST, TO THE WESTERLY RIGHT-OF-WAY LINE OF KINGS HILL ROAD, A

DISTANCE OF 30.00 FEET TO THE POINT OF BEGINNING;

THENCE SOUTH 88°50’53” WEST, A DISTANCE OF 281.68 FEET;

THENCE NORTH 01°09’07” WEST, A DISTANCE OF 130.00 FEET TO A POINT ON THE SOUTHERLY

RIGHT-OF-WAY LINE OF CRAIG ROAD;

THENCE NORTH 88°50’53” EAST, ALONG SAID SOUTHERLY RIGHT-OF-WAY, A DISTANCE OF 5.50 FEET;

THENCE NORTHEASTERLY ALONG THE ARC OF A NON-TANGENT CURVE WHOSE RADIUS BEARS NORTH 88°50’53” EAST, HAVING A CENTRAL ANGLE OF 90°00’00” AND A RADIUS OF 10.00 FEET, A DISTANCE OF 15.71 FEET;

THENCE NORTH 88°50’53” EAST, A DISTANCE OF 240.48 FEET;

THENCE SOUTHEASTERLY ALONG THE ARC OF A TANGENT CURVE HAVING A CENTRAL ANGLE OF

89°38’53” AND A RADIUS OF 25.00 FEET, A DISTANCE OF 39.12 FEET TO THE WEST RIGHT-OF-WAY OF

KINGS HILL ROAD;

THENCE SOUTH 01°30’14” EAST, ALONG SAID RIGHT-OF-WAY, A DISTANCE OF 115.16 FEET TO THE

POINT OF BEGINNING.

ALSO KNOWN AS PARCEL “E” OF THAT CERTAIN AMENDED RECORD OF SURVEY ON FILE IN FILE 161 OF SURVEYS, PAGE 57, RECORDED NOVEMBER 15, 2006 IN BOOK 20061115 AS INSTRUMENT NO. 0002478, OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA,

ALL OF SAID PARCELS ARE NOW SHOWN AND DEPICTED AS LOT 1 ON THE FINAL MAP OF “CRAIG PROMENADE”, A COMMERCIAL SUBDIVISION, AS SHOWN BY MAP THEREOF ON FILE IN BOOK 125 OF PLATS, PAGE 0091, RECORDED 7-27-05 IN BOOK 20050727 AS INSTRUMENT NO. 01692, IN THE OFFICE OF THE COUNTY RECORDER OF CLARK COUNTY, NEVADA.

ServiceLink	- 7 -	Trustee’s Sale Guarantee For Use in Nevada

CRAIG PROMENADE – PAGE 37

SCHEDULE 3.3

Property Documents

The following will be delivered to Purchaser to the extent that they are in CWCapital Asset Management LLC’s possession, custody, or control or are available for Purchaser’s review at the Property.

1. Most recent survey in Seller’s possession, if any

2. Title Policy, if any

3. Copies of real property tax statements as available

4. Copies of Contracts

5. Phase 1 Environmental Reports, if any (following execution of a confidentiality and non- reliance agreement)

6. Copies of Leases

7. Current-year financials and rent roll

CRAIG PROMENADE – PAGE 38

SCHEDULE 3.7

Schedule of Contracts

The information below has been provided by an unaffiliated third party and Seller makes no representation or warranty that same is correct. Purchaser shall review such Contracts during the Due Diligence Period and determine the accuracy or inaccuracy of any information provided herein. PURCHASER ACKNOWLEDGES THAT PURCHASER IS PURCHASING THE PROPERTY BASED SOLELY UPON PURCHASER’S OWN INDEPENDENT INVESTIGATIONS AND FINDINGS AND NOT IN RELIANCE UPON ANY INFORMATION PROVIDED BY SELLER OR SELLER’S AGENTS OR CONTRACTORS.

1.	Service Contract dated July 15, 2009, with Nextgen.

2.	Service Contract dated November 1, 2009, with Sahara Fire Protection, Inc.

3.	Service Contract dated August 1, 2009, with Landworks, LLC

4.	Service Contract dated October 1, 2009, with Vegas Valley Electric Services.

5.	Service Contract dated August 1, 2009, with CMS Facilities Maintenance, Inc.

6.	Service Contract dated August 1, 2009, with Kellogg Pest Control,

CRAIG PROMENADE – PAGE 39

SCHEDULE 4.6

Schedule of Leases

1.	Suite 100/102 - Metro PCS Nevada, LLC

2.	Suite 108/110 - Polo Cleaners

3.	Suite 118 - Poke Express

4.	Suite 120/122/124/126 - Party Pro, Inc.

5.	Suite 132 - Teriyaki Madness

6.	Suite 136/138/140/142/144 - Big Lots Store, Inc.

7.	Suite 146 - Hudson Transportation, LLC

8.	Suite 148 - Dick and Sonjnia Matsumoto

9.	Suite 150 - Kelly Services, Inc.

10.	Suite 152 - Wells Fargo Financial Nevada

11.	Suite 154/156 - Attitudes 2, LLC

12.	Suite 162 - Belagio Nails

13.	Suite 164 - Jeong-Shen Cehn/C&L

14.	Pad A - Craig Partners Pad A, Inc.

15.	Pad C - S.L. Investments, Inc.

16.	Pad D - ZNA Foods, Inc. d/b/a Popeye’s Chicken

CRAIG PROMENADE – PAGE 40

SCHEDULE 8.1.1

Form of Grant, Bargain and Sale Deed

GRANT, BARGAIN AND SALE DEED

Assessor’s Parcel Number:

RECORDING REQUESTED BY, AND

WHEN RECORDED RETURN TO:

_____________________

_____________________

_____________________

MAIL TAX STATEMENTS TO:

_____________________

_____________________

_____________________

GRANT BARGAIN AND SALE DEED

525, 605, 655, 675, 715, 725, 755, 775 & 785 WEST CRAIG ROAD HOLDINGS, LLC, a Maryland limited liability company (hereinafter called “Grantor”), whose address is c/o CWCapital Asset Management LLC, 701 13th Street, NW, Suite 1000, Washington, DC 20005, Attention: Eric Deskins, for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration paid to Grantor by                                 , a              (hereinafter called “Grantee”), whose address is                             , the receipt and sufficiency of which are hereby acknowledged, does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN and DELIVER to Grantee the real property described in Exhibit A attached hereto and made a part hereof, together with all buildings and other improvements situated thereon, all fixtures and other property affixed thereto and all right, title and interest of Grantor in and to adjacent streets, alleys and rights-of-way (the “Property”), subject to the encumbrances described in Exhibit B attached hereto and made a part hereof (hereinafter called the “Permitted Encumbrances”).

[Signature pages follow]

CRAIG PROMENADE – PAGE 41

IN WITNESS WHEREOF, this Deed is executed by Grantor and Grantee on the date set forth in their respective acknowledgements below to be effective as of                     , 2010.

WITNESS:	SELLER:

655, 675, 715, 725, 755, 775 & 785 WEST CRAIG ROAD HOLDINGS, LLC a Maryland limited liability company

	By:	Bank of America, N.A. as successor to Wells Fargo Bank, N.A., as Trustee for the registered holders of COBALT CMBS Commercial Mortgage Trust 2006-C1, Commercial Mortgage Pass-Through Certificates, Series 2006-C1 (the “Trust”), sole member

		By:	CWCapital Asset Management LLC, a Massachusetts limited liability company, solely in its capacity as Special Servicer to the Trust

By:
			Name:	Michael J. McGregor
			Title	Vice President

STATE OF MARYLAND

COUNTY OF MONTGOMERY

I,                     , a Notary Public for said County and State, do hereby certify that Michael McGregor personally appeared before me this day and acknowledged that he is Vice President of CWCapital Asset Management LLC, a Massachusetts limited liability company, solely in its capacity as Special Servicer to Bank of America, N.A. as successor to Wells Fargo Bank, N.A., as Trustee for the registered holders of COBALT CMBS Commercial Mortgage Trust 2006-C1, Commercial Mortgage Pass-Through Certificates, Series 2006-C1, the sole member of 525, 605, 655, 675, 715, 725, 755, 775 & 785 WEST CRAIG ROAD HOLDINGS, LLC, a Maryland limited liability company, and he, as Vice President, being authorized to do so, executed the foregoing on behalf of the Trust.

Witness my hand and official stamp or seal this          day of                , 2010.

NOTARY PUBLIC

My Commission Expires:

CRAIG PROMENADE – PAGE 42

WITNESS:	PURCHASER:
,
a

By:
Name:
Title:

[Insert acknowledgements]

CRAIG PROMENADE – PAGE 43

SCHEDULE 8.1.2

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated                     , 2010, by and between (a) 525, 605, 655, 675, 715, 725, 755, 775 & 785 WEST CRAIG ROAD HOLDINGS, LLC, a Maryland limited liability company (“Assignor”) , and (b)                                                              , a                                                               (“Assignee”).

WHEREAS, Assignor and Assignee entered into that certain Purchase and Sale Agreement dated as of August     , 2010 (“Agreement”) for the sale and purchase of certain “Property”, consisting of certain “Real Property” (as more particularly described in Exhibit A), “Personal Property”, and “Intangible Property” (as more particularly described in this Assignment and Assumption Agreement), as said terms are defined in the Agreement;

WHEREAS, Assignor desires to quitclaim unto Assignee all of Assignor’s right, title and interest in and to the Intangible Property as hereinafter provided; and

WHEREAS, Assignee desires to assume the duties and obligations of Assignor with respect to the Intangible Property.

NOW, THEREFORE, in accordance with the Agreement and in consideration of the sum of Ten Dollars ($10.00), the sufficiency and receipt of which are hereby acknowledged, the parties do hereby covenant and agree as follows and take the following actions:

1. Assignor does hereby quitclaim unto Assignee all of the Assignor’s right, title and interest in and to the following property to the extent the same is transferable by Assignor (collectively, “Intangible Property”):

(a) any and all leases, tenancies, licenses and other rights of occupancy or use of or for any portion of the Real Property or the Personal Property (including all amendments, renewals and extensions thereof), in effect as of the date of this Assignment and Assumption Agreement (collectively, “Leases”);

(b) any and all contracts and agreements of any kind for the repair or operation of the Property (other than Leases) in effect as of the date of this Assignment and Assumption Agreement (collectively, “Contracts”);

(c) any and all licenses, permits, authorizations, certificates of occupancy and other approvals that are in effect as of the date of this Assignment and Assumption Agreement and necessary for the current use and operation of the Property (collectively, “Permits”); and

CRAIG PROMENADE – PAGE 44

(d) any and all warranties, telephone exchange numbers, architectural or engineering plans and specifications, and development rights that exist as of the date of this Assignment and Assumption Agreement and relate to the Real Property or the Personal Property and the rights, if any, owned by Seller to the name “Craig Promenade” (collectively, “General Intangibles”).

In addition, if and to the extent required by applicable law, Assignor does hereby quitclaim unto Assignee all of Assignor’s right, title, and interest in and to any and all refundable tenant deposits (and required interest thereon, if any) in Assignor’s possession with respect to the Leases and Contracts as of the date of this Assignment and Assumption Agreement (collectively, the “Tenants’ Deposits”). “Intangible Property” means the Leases, Contracts, Permits, General Intangibles, and, if and to the extent quitclaimed hereunder, Tenants’ Deposits.

2. THE INTANGIBLE PROPERTY IS BEING QUITCLAIMED “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” AS OF THE DATE OF THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. ASSIGNOR SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE INTANGIBLE PROPERTY OR ASSIGNOR’S TITLE THERETO. ASSIGNEE IS HEREBY THUS ACQUIRING THE INTANGIBLE PROPERTY BASED SOLELY UPON ASSIGNEE’S OWN INDEPENDENT INVESTIGATIONS AND INSPECTIONS OF THAT PROPERTY AND NOT IN RELIANCE UPON ANY INFORMATION PROVIDED BY ASSIGNOR OR ASSIGNOR’S AGENTS OR CONTRACTORS.

3. Assignee hereby accepts the foregoing assignment of the Intangible Property and hereby assumes all duties and obligations of Assignor with respect to (a) the Intangible Property for the period on and after the date of this Assignment and Assumption Agreement, and (b) any and all refundable deposits paid by tenants and contractors (and required interest on those deposits, if any) under the Leases and Contracts as of the date hereof, whether Assignee has received those deposits or interest or a credit therefore at Closing or not. Assignee shall defend, indemnify and hold harmless Assignor from and against any and all “Claims” asserted against or incurred by Assignor in connection with (a) any acts or omissions, on or after the date of this Assignment and Assumption Agreement, with respect to the Intangible Property, and/or (b) the deposits and interest assumed by Assignee hereunder. “Claims” means claims, demands, causes of action, losses, damages, liabilities, judgments, costs and expenses (including attorneys’ fees, whether suit is instituted or not).

4. This Assignment and Assumption Agreement shall be (a) binding upon, and inure to the benefit of, the parties to this Assignment and Assumption Agreement and their respective heirs, legal representatives, successors and assigns, and (b) construed in accordance with the laws of the jurisdiction in which the Real Property is located, without regard to the application of choice of law principles, except to the extent such laws are superseded by federal law.

CRAIG PROMENADE – PAGE 45

IN WITNESS WHEREOF, this Assignment and Assumption Agreement has been signed and delivered by the parties as of the date first above written.

ASSIGNOR:

655, 675, 715, 725, 755, 775 & 785 WEST CRAIG ROAD HOLDINGS, LLC a Maryland limited liability company

By:	Bank of America, N.A. as successor to Wells Fargo Bank, N.A., as Trustee for the registered holders of COBALT CMBS Commercial Mortgage Trust 2006-C1, Commercial Mortgage Pass-Through Certificates, Series 2006-C1 (the “Trust”), sole member

	By:	CWCapital Asset Management LLC, a Massachusetts limited liability company, solely in its capacity as Special Servicer to the Trust

By:
		Name:	Michael J. McGregor
		Title	Vice President

ASSIGNEE:

By:
Name:
Title:

CRAIG PROMENADE – PAGE 46

SCHEDULE 8.1.8

Form of Quitclaim Bill of Sale

BILL OF SALE

525, 605, 655, 675, 715, 725, 755, 775 & 785 WEST CRAIG ROAD HOLDINGS, LLC, a Maryland limited liability company (“Assignor”), in accordance with the Purchase and Sale Agreement dated as of August                     , 2010, and in consideration of the sum of Ten Dollars ($10.00) (the sufficiency and receipt of which are hereby acknowledged), does hereby quitclaim unto                                                               a                                               (“Assignee”), all of Assignor’s right, title and interest in and to all of the furniture, furnishings, fixtures, equipment and other tangible personal property that is now affixed to and/or located at the Real Property described in Exhibit A and used in connection with the management, operation, or repair of that Real Property (collectively, “Personal Property”).

TO HAVE AND TO HOLD the Personal Property unto Assignee and Assignee’s heirs, legal representatives, successors and assigns forever.

THE PERSONAL PROPERTY IS BEING QUITCLAIMED “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” AS OF THE DATE OF THIS BILL OF SALE, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. ASSIGNOR SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE PERSONAL PROPERTY OR ASSIGNOR’S TITLE THERETO. ASSIGNEE IS HEREBY THUS ACQUIRING THE PERSONAL PROPERTY BASED SOLELY UPON ASSIGNEE’S OWN INDEPENDENT INVESTIGATIONS AND INSPECTIONS OF THAT PROPERTY AND NOT IN RELIANCE UPON ANY INFORMATION PROVIDED BY ASSIGNOR OR ASSIGNOR’S AGENTS OR CONTRACTORS. ASSIGNOR HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PERSONAL PROPERTY.

[Signature Pages Follow]

CRAIG PROMENADE – PAGE 47

IN WITNESS WHEREOF, Assignor and Assignee have signed and delivered this Bill of Sale as of the      day of             , 20    .

ASSIGNOR:

655, 675, 715, 725, 755, 775 & 785 WEST CRAIG ROAD HOLDINGS, LLC a Maryland limited liability company

By:	Bank of America, N.A. as successor to Wells Fargo Bank, N.A., as Trustee for the registered holders of COBALT CMBS Commercial Mortgage Trust 2006-C1, Commercial Mortgage Pass-Through Certificates, Series 2006-C1 (the “Trust”), sole member

	By:	CWCapital Asset Management LLC, a Massachusetts limited liability company, solely in its capacity as Special Servicer to the Trust

By:
		Name:	Michael J. McGregor
		Title	Vice President

ASSIGNEE:

By:
Name:
Title:

CRAIG PROMENADE – PAGE 48